Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

March 2014 Performance Update

Equinox Frontier Funds Supplement Dated March 31, 2014 to Prospectus Dated April 30, 2013.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the Equinox Frontier Funds is detailed below:*

	March 31, 2014	March 31, 2014
Equinox Frontier Funds Class 1	MTD	YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-3.18%	-4.98%	$82.77
Equinox Frontier Long/Short Commodity Fund-1a	-3.14%	-11.12%	$82.42
Equinox Frontier Masters Fund-1	-1.82%	-4.94%	$87.30

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of March 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$596,295.49
Unrealized trading gain (loss)	(1,220,694.75)
Less: Commissions	(45,800.03)
Less: Trading Fee paid to Managing Owner	(49,304.93)
Interest income	23,412.23

Total Income	(696,091.99)
EXPENSES
Broker service fees	41,602.64
Incentive fees	6,259.34
Management fees	39,318.35

Total Expenses	87,180.33

Net Income (Loss)	$(783,272.32)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	304,253.83039	$26,010,975.39	$85.49
Current month additions	1,401.76496	119,065.80
Current month redemptions	(29,490.08701)	(2,489,016.05)
Net income (loss) for current month		(783,272.32)	(2.72)

Net asset value, end of current month	276,165.50834	$22,857,752.82	$82.77

	Monthly rate of return		-3.18%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(112,022.41)
Unrealized trading gain (loss)	(34,498.79)
Less: Commissions	(14,874.75)
Less: Trading Fee paid to Managing Owner	(13,399.01)
Interest income	7,086.41

Total Income	(167,708.55)
EXPENSES
Broker service fees	11,305.17
Incentive fees	0.00
Management fees	24,704.41

Total Expenses	36,009.58

Net Income (Loss)	$(203,718.13)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	82,536.24499	$7,023,216.68	$85.09
Current month additions	414.93342	35,404.23
Current month redemptions	(7,713.74494)	(654,072.26)
Net income (loss) for current month		(203,718.13)	(2.67)

Net asset value, end of current month	75,237.43347	$6,200,830.52	$82.42

	Monthly rate of return		-3.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$158,133.59
Unrealized trading gain (loss)	(410,198.36)
Less: Commissions	(19,173.59)
Less: Trading Fee paid to Managing Owner	(35,845.67)
Interest income	19,391.91

Total Income	(287,692.12)
EXPENSES
Broker service fees	30,246.24
Incentive fees	(25,926.71)
Management fees	54,780.46

Total Expenses	59,099.99

Net Income (Loss)	$(346,792.11)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	219,248.70984	$19,494,844.16	$88.92
Current month additions	113.43054	9,844.87
Current month redemptions	(26,995.70858)	(2,365,119.16)
Net income (loss) for current month		(346,792.11)	(1.62)

Net asset value, end of current month	192,366.43180	$16,792,777.76	$87.30

	Monthly rate of return		-1.82%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,334,795.11
Unrealized trading gain (loss)	(2,780,800.91)
Less: Commissions	(105,514.23)
Less: Trading Fee paid to Managing Owner	(113,494.35)
Interest income	53,898.15

Total Income	(1,611,116.23)
EXPENSES
Trading fees	0.00
Broker service fees	48,239.32
Incentive fees	19,572.23
Management fees	90,562.83

Total Expenses	158,374.38

Net Income (Loss)	$(1,769,490.61)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	660,116.75604	$59,012,844.35	$89.40
Current month additions	4,952.08026	427,592.61
Current month redemptions	(41,752.22632)	(3,616,328.17)
Net income (loss) for current month		(1,769,490.61)	(2.68)

Net asset value, end of current month	623,316.60998	$54,054,618.18	$86.72

	Monthly rate of return		-2.99%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(313,494.53)
Unrealized trading gain (loss)	(100,034.44)
Less: Commissions	(41,678.62)
Less: Trading Fee paid to Managing Owner	(24,731.54)
Interest income	19,860.14

Total Income	(460,078.99)
EXPENSES
Trading fees	0.00
Broker service fees	11,790.74
Incentive fees	0.00
Management fees	96,600.10

Total Expenses	108,390.84

Net Income (Loss)	$(568,469.83)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	197,655.97904	$19,593,562.09	$99.13
Current month additions	650.05053	57,224.93
Current month redemptions	(14,363.85462)	(1,400,530.27)
Net income (loss) for current month		(568,469.83)	(3.00)

Net asset value, end of current month	183,942.17495	$17,681,786.93	$96.13

	Monthly rate of return		-3.03%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$227,767.46
Unrealized trading gain (loss)	(614,815.85)
Less: Commissions	(29,925.63)
Less: Trading Fee paid to Managing Owner	(56,196.77)
Interest income	30,420.87

Total Income	(442,749.92)
EXPENSES
Trading fees	0.00
Broker service fees	32,236.22
Incentive fees	(40,864.43)
Management fees	85,922.62

Total Expenses	77,294.41

Net Income (Loss)	$(520,044.33)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	326,345.04730	$29,783,748.97	$91.26
Current month additions	3,375.65252	299,193.42
Current month redemptions	(29,708.70586)	(2,615,496.50)
Net income (loss) for current month		(520,044.33)	(1.44)

Net asset value, end of current month	300,011.99396	$26,947,401.56	$89.82

	Monthly rate of return		-1.58%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND